Exhibit 99.1

Suite 280, 625 Second Street
San Francisco, CA 94158
Tel: (415) 813-5079

PRESS RELEASE

Heavy Earth Resources Announces Closing of Securities Purchase Agreement

February 14, 2013 – San Francisco, California:   Heavy Earth Resources, Inc. ("Heavy Earth" or the "Company") (OTCQB: HEVI), an oil and gas exploration and production company focused on Central and South America, today announced that it entered into and closed a securities purchase agreement for the issuance of a 15% convertible debenture and warrant to purchase common stock.

In exchange for gross proceeds of approximately US$1,000,000 from an investor, Heavy Earth issued to the investor a convertible debenture with a three (3) year maturity, an interest rate of 15%, a conversion price US$0.50 per share, and a redemption option for Heavy Earth to redeem the debenture at 115% of the then outstanding principal balance and a common stock purchase warrant entitling the investor to purchase 2,000,000 shares of common stock of the Company at an exercise price at US$0.60 per share. Following the consummation of the securities purchase agreement and issuance of the debenture and warrant, the Company has 70,509,331 issued and outstanding shares of common stock, 4,500,000 shares issuable upon the conversion of outstanding debentures and 4,820,833 shares issuable upon the exercise of outstanding warrants.

The Company will use the proceeds from the securities purchase agreement for general corporate purposes, development of its oil and gas assets and to fund the delivery to the Colombian Agencia Nacional de Hidrocarburos (ANH) of the recently acquired and interpreted 150 square kilometers of 3D seismic data to maintain the Company's interest in the Morichito Block. Once delivered, the Company will have fulfilled the requirements of the Morichito Exploration & Production ("E&P") Contract's "final phase." Heavy Earth anticipates being awarded a two-year extension upon the fulfillment of all six phases of the Morichito E&P Contract.

Located within producing trends of the prolific Llanos Basin, Heavy Earth's Morichito block is surrounded by analog production including Pacific Rubiales Energy's productive Cachicamo and Cravoviejo fields, CEPSA's approximately 20,000 bopd Caracara field and Hocol, S.A.'s approximately 20,000 bopd Guarrojo field.

Additional information regarding the transactions described in this press release is set forth in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2013.

About Heavy Earth Resources, Inc.

Heavy Earth Resources, Inc. is an oil and gas exploration, development and production company focused on under-explored regions and basins with proven petroleum geology fundamentals in Central and South America. The Company holds a significant drill ready, lower risk, prospect inventory in the Llanos and Lower Magdalena Basins. Heavy Earth Resources, Inc.’s shares trade on the OTCQB under the symbol HEVI. For more details on the Company, please visit www.heavyearthresources.com.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," or the negative thereof, and other variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, risks associated with drilling and production programs on the Morichito and La Maye Blocks resulting from geological, technical, drilling, seismic and other unforeseen problems; unexpected results of exploration and development drilling and related activities on the Morichito and La Maye Blocks; continued availability of capital and financing to fund exploration and development drilling activities; increases in operating costs; availability of skilled personnel; unpredictable weather conditions; the impact of political and economic instability in Colombia; the ability to obtain required approvals of regulatory authorities in Colombia; senior management’s general inexperience in oil and gas operations in Colombia;  members of senior management not being based in Colombia, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," "recoverable," or “prospective” "reserves," and "resources" among others. U.S. Investors are urged to consider closely the disclosures in our Registration Statement on Form S-1 filed on October 12, 2012, and other filings available at www.sec.gov or from us at Heavy Earth Resources, Inc., 625 Second Street, Suite 280, San Francisco, California 94107.

For further information, please contact:
Grant W. Draper, President and CEO
 (415) 813-5079
Email: info@heavyearthresources.com
Website: www. heavyearthresources.com